AMENDMENT TO PARTICIPATION AGREEMENT

     THIS AMENDMENT ("Amendment") is entered into as of the 28th day of November, 2001, by and between American Centurion Life Assurance Company (hereinafter the "Insurance Company"), INVESCO Funds Group, Inc. ("INVESCO"), and INVESCO Variable Investment Funds, Inc. (the "Company").

     WHEREAS, the parties previously executed a Participation Agreement dated December 4, 1996 ("Agreement");

     NOW THEREFORE, in consideration of the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

1. Confidentiality. Section 12.1 of the Agreement shall be deleted in its entirety and replaced with the following:

     12.1 Notwithstanding anything to the contrary contained in this Agreement, in addition to and not in lieu of other provisions in this Agreement:

               (a) "Confidential Information" includes but is not limited to all proprietary and confidential information of the
                    Insurance Company and its subsidiaries, affiliates and licensees (collectively the "Protected Parties" for purposes of this Section 12.1), including without limitation all information regarding the customers of the Protected Parties; or the accounts, account numbers, names, addresses, social security numbers or any other personal identifier of such customers; or any information derived therefrom.

               (b) INVESCO and the Company may not use or disclose Confidential Information for any purpose other than to carry out the purpose for which Confidential Information was provided to INVESCO and/or the Company as set forth in the Agreement; and INVESCO and the Company agree to cause all their employees, agents and representatives, or any other party to whom INVESCO and/or the Company may provide access to or disclose Confidential Information to limit the use and disclosure of Confidential Information to that purpose.

               (c) INVESCO and the Company acknowledge that all computer programs and procedures or other information developed or used by the Protected Parties or any of their employees or agents in connection with the Insurance Company's performance of its duties under this Agreement are the valuable property of the Protected Parties.

               (d) INVESCO and the Company agree to implement appropriate measures designed to ensure the security and confidentiality of Confidential Information, to protect such information against any anticipated threats or hazards to the security or integrity of such information, and to protect against unauthorized access to, or use of, Confidential Information that could result in substantial harm or inconvenience to any customer of the Protected Parties; INVESCO and the Company further agree to cause all their agents, representatives or subcontractors of, or any other party to whom INVESCO and/or the Company may provide access to or disclose Confidential Information to implement appropriate measures designed to meet the objectives set forth in this
                    Section 12.1.

               (e) INVESCO and the Company acknowledge that any breach of the agreements in this Section 12.1 would result in immediate and irreparable harm to the Protected Parties for which there would be no adequate remedy at law and agree that in the event of such a breach, the Protected Parties will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate.

2. Notices. Article XI shall be deleted in its entirety and replaced with the following:

     All notices shall be sufficiently given when sent by registered or certified mail to the other parties at the address of that other parties set forth below or at such other address as the other parties may from time to time specify in writing.

                  If to the Company:

                           INVESCO Variable Investment Funds, Inc.
                           4350 South Monaco Street
                           Denver, Colorado 80237
                           Attn: Legal Department

                  If to INVESCO:

                           INVESCO Funds Group, Inc.
                           4350 South Monaco Street
                           Denver, Colorado 80237
                           Attn: Legal Department

                  If to the Insurance Company:

                           American Centurion Life Assurance Company
                           c/o American Express Financial Advisors Inc.
                           249 AXP Financial Center
                           Minneapolis, Minnesota 55474
                           Attn: President

                  with a simultaneous copy to:

                           American Centurion Life Assurance Company
                           c/o American Express Financial Advisors Inc.
                           50607 AXP Financial Center
                           Minneapolis, Minnesota 55474
                           Attn: General Counsel's Office


3. To the extent possible, this Amendment and the Agreement shall be read together. In the event of a conflict between the provisions of this Amendment and those of the Agreement, the provisions of this Amendment shall control. Except as expressly amended hereby the Agreement remains in full force and effect.

         IN WITNESSETH WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date specified above.

INVESCO Funds Group, Inc.                       INVESCO Variable Investment
                                                Funds, Inc.

By: /s/ Ronald L. Grooms                        By: /s/ Ronald L. Grooms
    ---------------------                           ---------------------
        Ronald L. Grooms                                Ronald L. Grooms
        Senior Vice President & Treasurer               Treasurer

AMERICAN CENTURION LIFE ASSURANCE COMPANY                  Attest:

By: /s/ Timothy V. Bechtold                     By: /s/ Mary Ellyn Minenko
    ------------------------------                  ----------------------------
Printed                                         Printed
Name:   Timothy V. Bechtold                     Name:   Mary Ellyn Minenko
        ------------------------------                  ------------------------
As Its: President                               As Its: Assistant Secretary
        ------------------------------                  ------------------------

                                      -3-